EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: October 7, 2005

ARTISAN INVESTMENT CORPORATION
for itself and as general partner of
ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	LAWRENCE A. TOTSKY*

ANDREW A. ZIEGLER

ANDREW A. ZIEGLER*

CARLENE MURPHY ZIEGLER

CARLENE MURPHY ZIEGLER*

ARTISAN FUNDS, INC.

By:	LAWRENCE A. TOTSKY*

*By:	/s/ LAWRENCE A. TOTSKY

Lawrence A. Totsky

Chief Financial Officer of Artisan Investment Corporation

Attorney-in-Fact for Andrew A. Ziegler

Attorney-in-Fact for Carlene Murphy Ziegler

Chief Financial Officer and Treasurer

of Artisan Funds, Inc.